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                                                                  EXHIBIT 99.1



                                [WEB LINK LOGO]




                                                 Contact: Kelly Prentiss
FOR IMMEDIATE RELEASE                            (214) 765-3874
                                                 kprentiss@weblinkwireless.com


   WEBLINK WIRELESS RETURNS TO EBITDA POSITIVE ON STRONG WIRELESS DATA GROWTH


Dallas - May 14, 2001-WebLink Wireless, Inc. (WLNK OTC) today announced strong growth in its Wireless Data Division in the first quarter of 2001 with recurring revenues up 50% over the prior quarter. The Traditional Paging Division reported a recurring revenue decline of 10% from the prior period. Overall, with the benefit of Wireless Data growth, consolidated EBITDA (defined as earnings (loss) before interest, taxes, restructuring charges, depreciation and amortization, and amortization of stock compensation) was $1.1 million, a $4.9 million improvement over the prior quarter.

The Wireless Data Division added 123,332 net new subscribers in the first quarter, a 139% annualized growth rate in units in service, to end the quarter with 477,112 Wireless Data subscribers. When compared to the prior quarter, ARPU increased to $13.17 from $12.56, recurring revenue jumped to $16.4 million from $11.0 million, and EBITDA improved dramatically to negative $4.8 million from negative $11.7 million. The Company attributes the increase in ARPU to increased usage and a higher percentage of the base activated for the entire quarter. The Company believes it is on track to achieve positive EBITDA in Wireless Data sometime in the third quarter of this year, subject to obtaining necessary funding.

The Traditional Paging Division had a decline of 250,856 units in service as the market for traditional paging services continues to erode. Ending units in service were 1,613,704. When compared to the prior period, ARPU increased to $7.49 from $7.30, recurring revenue declined to $39.1 million from $43.4 million, and EBITDA declined to $6.1 million from $8.1 million. The Company attributes the increase in ARPU to its policy of only pursuing traditional paging business which meets its economic requirements.

In the quarter, the Company recorded $0.3 million of restructuring charges. These charges include costs associated with the Company's February reduction in work force. In addition, general and administrative expenses for the quarter were increased by $0.7 million due to expenses associated with the Company's merger discussions, planned Chapter 11 filing, planned debt restructuring and stockholder lawsuits.



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On a consolidated basis, recurring revenues increased from $54.4 million in the prior quarter to $55.5 million. EBITDA (excluding the incremental general and administrative expenses mentioned above) increased by $5.6 million to $1.8 million from a negative $3.7 million in the prior quarter. The economic benefit of the previously announced 15% May reduction in work force is expected to be fully reflected in the Company's third quarter results. The second quarter will reflect the restructuring charges associated with the May work force reduction. The Company anticipates significant expenses as it proceeds with its debt restructuring.

The Company is in the process of negotiating a proposed $25 million debtor-in-possession facility with its lenders. Under the proposed terms, $15 million would be available during the first 90 days after a Chapter 11 filing, and the remaining $10 million would be available if the lenders were satisfied with the Company's proposed plan of reorganization and budget. Availability of these funds would be subject to the execution of definitive agreements, approval of the bankruptcy court, and continued compliance with financial and other covenants. The Company's current forecasted funding requirement to the end of the year is $25 million, assuming that the Company does not pay interest on its outstanding high yield notes. There can be no assurance that the funding necessary to satisfy the Company's cash requirements will become available on a timely basis.

On May 11, 2001 the Company received a letter from Metrocall purporting to terminate the merger agreement signed on April 1, 2001. The Company is considering what response to make, if any. WebLink Wireless believes the first quarter highlighted the value of owning a nationwide wireless data network given the decline of the traditional paging industry. WebLink added $5.5 million in Wireless Data recurring revenue while EBITDA increased by $6.8 million in the quarter. In contrast, traditional paging is a rapidly declining market in the United States with rapidly declining EBITDA and an increasingly limited ability to produce free cash flow. The Company believes the $700 million invested in Wireless Data gives WebLink Wireless a strategic position in a growth industry. The Company will consider its strategic alternatives which may include a combination with another company or a standalone restructuring.

The Company is reevaluating the timing of its planned Chapter 11 filing. There can be no assurance that the existing outstanding common stock will have any value following a Chapter 11 reorganization or that the Company will be able to reorganize successfully.

On May 9, 2001 the board of directors elected Ross Buckenham, the Company's President, to the board of directors of the Company. Mr. Buckenham has been with WebLink Wireless since January 1996.

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The Company's nationwide 2-way network is the largest of its kind reaching approximately 90 percent of the U.S. population and, through a strategic partnership, extends into Canada. The Dallas-based company, which serves more than 2



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million customers, recorded total revenues of $290 million for the year ended
Dec. 31, 2000. For more information, visit the website at www.weblinkwireless.com.

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring charges and future liquidity outlook) in this release or made by the company's management involves risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including failure to obtain additional capital, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues, capital and operating needs and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.


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                             WEBLINK WIRELESS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share and unit data)


                                                                THREE MONTHS ENDED MARCH 31,
                                                                   2000             2001
                                                               -------------    -------------
                                                                         (Unaudited)
Operating Data:
  Recurring revenues                                           $      62,940           55,480
  Network revenues                                                       654              863
  Equipment revenues                                                  12,509            7,064
                                                               -------------    -------------
                                                                      76,103           63,407
  Cost of equipment sold                                              14,008           10,050
                                                               -------------    -------------

  Net revenues                                                        62,095           53,357

  Operating expenses:
    Technical                                                         16,731           19,540
    General and administrative                                        19,755           23,165
    Selling                                                           12,472            9,513
    Restructuring Charges                                                 --              320
    Depreciation and amortization                                     19,498           20,240
    Amortization of stock compensation                                 2,134            2,133
                                                               -------------    -------------
    Total operating expenses                                          70,590           74,911
                                                               -------------    -------------

  Operating income (loss)                                             (8,495)         (21,554)

    Interest and other expense, net                                   13,745           17,768
                                                               -------------    -------------

  Loss before extraordinary item                               ($     22,240)   ($     39,322)

  Extraordinary item:
    Early extinguishment of debt                                       2,322               --
                                                               -------------    -------------

  Net loss                                                     ($     19,918)   ($     39,322)
                                                               =============    =============

  Net loss per share before extraordinary item                 ($       0.52)   ($       0.85)

  Net loss per share                                           ($       0.47)   ($       0.85)

  EBITDA (1) -Traditional Paging                               $      19,918            6,124
  EBITDA (1) - Wireless Data                                          (6,623)          (4,823)
  EBITDA (1) - International                                            (158)            (162)
                                                               -------------    -------------
  EBITDA (1) - Consolidated                                           13,137            1,139

  Units in service-United States                                   2,481,741        2,090,816

  Capital expenditures:  Traditional Paging                    $       2,833    $       1,388

  Capital expenditures:  Wireless Data                         $       6,090    $       7,646


                                                              AT DECEMBER 31,   AT MARCH 31,
                                                                   2000             2001
                                                              ---------------  -------------
                                                                                (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents                                    $       7,097   $       5,749
  Property and equipment, net                                        223,200         213,353
  NPCS licenses, net                                                 125,901         125,070
  Debt                                                               519,682         557,020

  Number of shares outstanding (in 000's)                             46,509          46,509

(1) Earnings (loss) before interest, taxes, depreciation and amortization, amortization of stock compensation and restructuring charges.

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                     WEBLINK WIRELESS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except unit data)
                                   (Unaudited)


                                                               THREE MONTHS ENDED MARCH 31, 2001
                                                               ---------------------------------
                                                  Wireless        Traditional
                                                    Data             Paging       International    Consolidated
                                                -------------    -------------    -------------    -------------
RECURRING REVENUES                              $      16,412    $      39,068    $          --    $      55,480
Network revenues                                          863               --               --              863
Equipment revenues                                      4,919            2,134               11            7,064
                                                -------------    -------------    -------------    -------------
TOTAL REVENUES                                         22,194           41,202               11           63,407

Cost of equipment sold                                  7,002            3,038               10           10,050
                                                -------------    -------------    -------------    -------------

NET REVENUES                                           15,192           38,164                1           53,357

Technical                                               8,709           10,831               --           19,540
General and administrative                              6,454           16,711               --           23,165
Selling                                                 4,852            4,498              163            9,513
Restructuring charges                                     160              160               --              320
Depreciation and amortization                          11,790            8,450               --           20,240
Amortization of stock compensation                      1,066            1,067               --            2,133
                                                -------------    -------------    -------------    -------------
OPERATING INCOME (LOSS)                               (17,839)          (3,553)            (162)         (21,554)

Interest and other expenses, net                       15,431            2,337               --           17,768

                                                -------------    -------------    -------------    -------------
Net income (loss)                               $     (33,270)   $      (5,890)   $        (162)   $     (39,322)
                                                =============    =============    =============    =============

EBITDA (1)                                      $      (4,823)   $       6,124    $        (162)   $       1,139
Capital expenditures                                    7,646            1,388               --            9,034
Ending units in service                               477,112        1,613,704               --        2,090,816



(1) Earnings (loss) before interest, taxes, depreciation and amortization, amortization of stock compensation and restructuring charges.